SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 9, 2007

CONCEPTUS, INC.

(Exact name of registrant as specified in charter)

Delaware	000-27596	94-3170244
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

331 East Evelyn Avenue

Mountain View, CA 94041

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 962-4000

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into A Material Definitive Agreement.

In connection with the resignation of Lisa Pohmajevich, Vice President, Marketing of Conceptus, Inc. (the “Company”) on November 9, 2007 (see Item 5.02 below), the Company entered into a Letter Agreement and Release of Claims with Lisa Pohmajevich (the “Separation Agreement”).  Under the terms of the Separation Agreement, Ms. Pohmajevich has agreed to serve for six months immediately following her resignation as a consultant to the Company, providing marketing consulting services at a rate of approximately $18,000 per month, plus reimbursement of reasonable expenses consistent with the Company’s reimbursement policy for employees.  In addition, beginning on May 10, 2008, Ms. Pohmajevich will receive severance payments of approximately $18,000 per month until November 10, 2008, as well as reimbursements for COBRA payments until the earlier of November 10, 2008 or such time as Ms. Pohmajevich obtains health coverage from another source.  Ms. Pohmajevich will also be eligible to receive 100% of her 2007 target bonus, in the event that bonuses are paid to other executives of the Company, and the Company has agreed to provide outplacement services at a cost not to exceed $15,000.

Pursuant to the Separation Agreement, 42,675 of unvested shares underlying her stock option, stock appreciation rights and restricted stock unit awards will be accelerated and become immediately vested and exercisable.  All of Ms. Pohmajevich’s stock options and awards will expire 90-days from the date of the Separation Agreement.

Item 5.02  Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers.

                On November 9, 2007, Lisa Pohmajevich tendered her resignation as Vice President, Marketing of the Company, effective November 9, 2007.

Item 9.01  Financial Statements And Exhibits.

(d)       Exhibits

Exhibit No.	Description

10.1	Separation Agreement, dated November 9, 2007, between Conceptus, Inc. and Lisa Pohmajevich.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC.
(Registrant)

By:	/s/ Gregory E. Lichtwardt
Gregory E. Lichtwardt
Executive Vice President, Treasurer
and Chief Financial Officer
Dated: November 15, 2007

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement, dated November 9, 2007, between Conceptus, Inc. and Lisa Pohmajevich.